EXHIBIT 2

                            AGREEMENT AND PLAN OF MERGER

                            Dated as of February 2, 1999

                                       among

                    LARRY KENDALL, DAYTON KENDALL, LINDA KENDALL

                                        and

                            MIDWEST COMPUTER CABLE, INC.

                                        and

                               AMERILINK CORPORATION

                                        and

                MCC ACQUISITION CORP., a wholly-owned subsidiary of

                               AMERILINK CORPORATION.

TABLE OF CONTENTS
                                                                        Page

                                     ARTICLE I
                                    DEFINITIONS

1.1  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

                                     ARTICLE II
                                     THE MERGER

2.1  The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
2.2  Merger Consideration. . . . . . . . . . . . . . . . . . . . . . . . .  5
2.3  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
2.4  Effects of the Merger . . . . . . . . . . . . . . . . . . . . . . . .  5
2.5  Articles of Incorporation and Bylaws. . . . . . . . . . . . . . . . .  5
2.6  Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
2.7  Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
2.8  Conversion. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
2.9  Tax Consequences. . . . . . . . . . . . . . . . . . . . . . . . . . .  6

                                    ARTICLE III
                              ADDITIONAL CONSIDERATION

3.1  Employment Agreement and Options. . . . . . . . . . . . . . . . . . .  6
3.2  Right of First Offer to Purchase Quiktron . . . . . . . . . . . . . .  7

                                     ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

4.1  Company Corporate Existence and Power . . . . . . . . . . . . . . . .  8
4.2  Non-Contravention . . . . . . . . . . . . . . . . . . . . . . . . . .  8
4.3  Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
4.4  Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . .  8
4.5  Absence of Certain Changes. . . . . . . . . . . . . . . . . . . . . .  9
4.6  Properties; Assets. . . . . . . . . . . . . . . . . . . . . . . . . . 10
4.7  No Undisclosed Material Liabilities . . . . . . . . . . . . . . . . . 11
4.8  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
4.9  Business Activities . . . . . . . . . . . . . . . . . . . . . . . . . 11
4.10 Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
4.11 Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . 15
4.12 Material Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . 16
4.13 Licenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
4.14 Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
4.15 Compliance with Laws. . . . . . . . . . . . . . . . . . . . . . . . . 17
4.16 Patents, Trademarks, etc. . . . . . . . . . . . . . . . . . . . . . . 17
4.17 Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . 18
4.18 Employment and Labor Matters. . . . . . . . . . . . . . . . . . . . . 19
4.19 Banking Information . . . . . . . . . . . . . . . . . . . . . . . . . 19
4.20 Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . 19
4.21 Accounting Matters. . . . . . . . . . . . . . . . . . . . . . . . . . 20
4.22 Warranties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
4.23 Customers, Product Vendors and Suppliers. . . . . . . . . . . . . . . 20

4.24 Year 2000 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
4.25 Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
4.26 Shareholders' Capacity. . . . . . . . . . . . . . . . . . . . . . . . 21
4.27 Shareholders' Governmental Authorization, Conflicts . . . . . . . . . 21
4.28 Non-Contravention . . . . . . . . . . . . . . . . . . . . . . . . . . 21
4.29 Binding Effect. . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
4.30 Title to Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
4.31 Entire Business . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
4.32 Certain Interests . . . . . . . . . . . . . . . . . . . . . . . . . . 21
4.33 Finders' Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
4.34 Absence of Certain Changes. . . . . . . . . . . . . . . . . . . . . . 22
4.35 Investment Intent . . . . . . . . . . . . . . . . . . . . . . . . . . 22

                                     ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF AMERILINK

5.1  Corporate Existence and Power . . . . . . . . . . . . . . . . . . . . 22
5.2  Consents and Approvals; No Violation. . . . . . . . . . . . . . . . . 22
5.3  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
5.4  Charter Documents . . . . . . . . . . . . . . . . . . . . . . . . . . 23
5.5  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
5.6  SEC Filings.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
5.7  Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
5.8  No Rights To Register Stock . . . . . . . . . . . . . . . . . . . . . 23
5.9  AmeriLink Common Stock. . . . . . . . . . . . . . . . . . . . . . . . 23
5.10 Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . 23

ARTICLE VI
COVENANTS OF SHAREHOLDERS

6.1  Competition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
6.2  Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . 24
6.3  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . 24

                                    ARTICLE VII
                               COVENANTS OF AMERILINK

7.1  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
7.2  Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . 25

                                    ARTICLE VIII
                      COVENANTS OF SHAREHOLDERS AND AMERILINK

8.1  Best Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
8.2  Certain Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
8.3  Public Announcements. . . . . . . . . . . . . . . . . . . . . . . . . 29
8.4  Agreement to Take Necessary and Desirable Actions . . . . . . . . . . 29

                                     ARTICLE IX
                              TERMINATION OF AGREEMENT

                                     ARTICLE X
                                    THE CLOSING

10.1 Deliveries to AmeriLink . . . . . . . . . . . . . . . . . . . . . . . 29
10.2 Deliveries to Shareholders. . . . . . . . . . . . . . . . . . . . . . 30

                                     ARTICLE XI
                        SURVIVAL AND REMEDY; INDEMNIFICATION

11.1 Survival; Remedy for Breach . . . . . . . . . . . . . . . . . . . . . 31
11.2 Indemnification by Shareholders . . . . . . . . . . . . . . . . . . . 31
11.3 Indemnification by AmeriLink. . . . . . . . . . . . . . . . . . . . . 32
11.4 Procedures. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33

                                    ARTICLE XII
                                   MISCELLANEOUS

12.1 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
12.2 Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
12.3 Successors and Assigns. . . . . . . . . . . . . . . . . . . . . . . . 34
12.4 Entire Agreement; Amendment . . . . . . . . . . . . . . . . . . . . . 34
12.5 Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
12.6 Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
12.7 Captions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
12.8 Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
12.9 Limitation on Damages . . . . . . . . . . . . . . . . . . . . . . . . 35


Schedule 4.1    Company Corporate Existence and Power
Schedule 4.2    Non-Contravention
Schedule 4.3    Capitalization
Schedule 4.5    Absence of Certain Changes
Schedule 4.6    Properties; Assets
Schedule 4.7    No Undisclosed Material Liabilities.
Schedule 4.8    Litigation
Schedule 4.9    Business Activities
Schedule 4.10   Tax Matters
Schedule 4.11   Employee Benefits
Schedule 4.12   Material Contracts
Schedule 4.14   Insurance
Schedule 4.16   Patents, Trademarks, etc.
Schedule 4.17   Environmental Matters
Schedule 4.18   Labor Matters
Schedule 4.19   Banking Information
Schedule 4.20   Accounts Receivable
Schedule 4.22   Warranties
Schedule 4.23   Customers, Product Vendors and Suppliers
Schedule 4.24   Year 2000
Schedule 4.31   Entire Business
Schedule 4.32   Certain Interests

                                     -iii

AGREEMENT AND PLAN OF MERGER

       THIS AGREEMENT AND PLAN OF MERGER, dated as of the 2nd day of February, 1999, is made by and among AmeriLink Corporation, an Ohio corporation ("AmeriLink"); MCC Acquisition Corp., an Ohio corporation and wholly owned subsidiary of AmeriLink ("MAC"); Midwest Computer Cable, Inc., an Iowa corporation (the "Company"); and each of Larry Kendall, Dayton Kendall, and Linda Kendall (said individuals being hereinafter collectively called the "Principal Shareholders" and, individually, a "Principal Shareholder").

                               W I T N E S S E T H :

       WHEREAS, the Principal Shareholders, together with Jeffrey Van Polen, Richard Pearson and Michael Maddison (collectively, the "Shareholders"), are the owners of all of the issued and outstanding shares of common stock of the Company (the "Company Shares"); and

       WHEREAS, the Company is engaged in the design and installation of cabling systems for the transmission of video, voice and data for commercial use; and

       WHEREAS, AmeriLink, MAC, the Company and the Shareholders desire to merge the Company with and into MAC upon the terms and subject to the conditions hereinafter set forth;

       NOW, THEREFORE, in consideration of and in reliance upon the covenants, conditions, representations and warranties herein contained, the parties hereto hereby agree as follows:

                                     ARTICLE I

                                    DEFINITIONS

       1.1 DEFINITIONS. The following terms, as used herein, have the following meanings:

       "Acquisition Agreement" has the meaning set forth in Section 3.2.

       "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. After the Closing, AmeriLink's Affiliates shall include the Surviving Corporation.

       "AmeriLink" has the meaning set forth in the recitals.

       "AmeriLink Common Shares" means the common shares, without par value, of AmeriLink Corporation.

       "AICPA" has the meaning set forth in Section 4.4.

       "Asserted Tax Liability" has the meaning set forth in Section 8.2

       "Audited Financial Statements" has the meaning set forth in Section 4.4.

       "Business" means the business of designing and installing cabling systems for the transmission of video, voice and data for commercial use as historically conducted by the Company.

       "Cash Portion of the Merger Consideration" has the meaning set forth in
Section 2.2.

       "Certificates of Merger" has the meaning set forth in Section 2.1.

       "Claims" has the meaning set forth in Section 11.2(a).

       "Closing" has the meaning set forth in Section 2.1.

       "Closing Date" has the meaning set forth in Section 2.1.

       "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B.

       "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

       "Company" has the meaning set forth in the recitals.

       "Company's Accountants" means (a) with respect to the Reviewed Financial Statements Messrs. Mosebach, Griffith and Company, P.C., independent certified public accountants; and (b) with respect to the Audited Statements and for all other purposes of this Agreement, Messrs. McGladrey & Pullen, Des Moines, Iowa, independent certified public accountants for the Company.

       "Company's 1998 EBITDA" means the EBITDA of the Company for the twelve month period ended December 31, 1998 adjusted as follows: (i) Larry Kendall's compensation (together with any compensation to his parents) shall be adjusted to $140,000 for the twelve-month period ended December 31, 1998;
(ii) the compensation of Gervaise Kendall, the wife of Larry Kendall, shall be adjusted to $25,000 for the twelve-month period ended December 31, 1998;
(iii) all employee benefits (including 401(k) contributions), bonuses, incentive compensation and other normal year-end adjustments which relate to the determination of EBITDA during the twelve month period ended December 31, 1998 (whether or not paid hereafter) shall be fully accrued for such period; and (iv) non-cash bonus compensation relating to the award of Company Shares to Messrs. Van Polen, Pearson and Maddison and any payroll and Medicare taxes payable with respect thereto shall be in each case added back to the extent taken into account in the determination of net income.

       "Company Financial Statements" has the meaning set forth in Section 4.4.

       "Company Shares" has the meaning set forth in the recitals.

       "Disposition" has the meaning set forth in Section 3.2.

       "EBITDA" means, with respect to any Person for any period, (a) net income (or net loss), excluding any unusual and extraordinary gains or losses, PLUS (b) to the extent taken into account in the calculation of net income (or net loss) for such period (i) interest expense, (ii) income tax expense, and (iii) the amount of all depreciation and amortization expense, in each case determined in accordance with GAAP.

       "Effective Time" has the meaning set forth in Section 2.1.

       "Employee Benefit Plan" means any (a) deferred compensation or retirement bonus, stock option or similar plan or arrangement, (b) defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan, (d) Multiemployer Plan, or (e) Employee Welfare Benefit Plan.

       "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2), but excludes a Multiemployer Plan.

       "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

       "Environmental Claims" has the meaning set forth in Section 4.17.

       "Environmental Laws" has the meaning set forth in Section 4.17.

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

       "ERISA Affiliate" means each entity which is treated as a single employer with a Shareholder for purposes of Code Section 414 (including without limitation the Company).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

       "GAAP" means generally accepted accounting principles in the United States of America, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date hereof or at any other time stated herein.

       "Intellectual Property" means (a) trademarks, service marks, trade dress, logos, trade names and corporate names, including all common law rights, registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions, (b) copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions, (c) computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, data and documentation, (d) trade secrets and confidential, technical or business information (including manufacturing processes, and all ideas, formulas, compositions, inventions and conceptions of inventions, whether patentable or unpatentable and whether or not reduced to practice), (e) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (f) copies and tangible embodiments of all the foregoing, in whatever form or medium, (g) issued patents and patent applications, (h) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (i) licenses or sublicenses in connection with any of the foregoing, and (j) all rights to sue and recover and retain damages and costs and attorneys' fees for past, present and future infringement or breach of any of the Intellectual Property rights herein above set forth.

       "Intellectual Property Rights" has the meaning set forth in Section 4.16.

       "IRS" means the Internal Revenue Service.

       "Last Reported Sale Price" means the last reported sale price of the AmeriLink Common Stock as quoted on the National Market System of the National Association of Securities Dealers Automated Quotation System.

       "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

       "MAC" has the meaning set forth in the Recitals.

       "Material Adverse Effect" means any circumstance, change in, or effect on the business of the Company (other than changes in market or general economic conditions) that, individually or in the aggregate with any other circumstances, changes in, or effects on the business of the Company (a) is, or could be, materially adverse to the business, operations, assets or liabilities, employee relationships, customer or supplier relationships, results of operations or financial condition of the Company or (b) could materially adversely affect the ability of the Company to operate or conduct its business in the manner in which it is currently operated or conducted.

       "Material Contracts" has the meaning set forth in Section 4.12.

       "Materials of Environmental Concern" has the meaning set forth in Section 4.17.

       "Merger" has the meaning set forth in Section 2.1.

       "Merger Consideration" has the meaning set forth in Section 2.2.

       "Merger Laws" has the meaning set forth in Section 2.1.

       "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

       "Notice" has the meaning set forth in Section 3.2

       "Notice Response" has the meaning set forth in Section 3.2

       "Option Shares" has the meaning set forth in Section 3.1.

       "PBGC" means the Pension Benefit Guaranty Corporation.

       "Person" means an individual, a corporation, a partnership, an association, a joint stock company, a trust, a limited liability company, a joint venture, an unincorporated organization or any other entity or organization, including without limitation a governmental entity or political subdivision or an agency or instrumentality thereof.

       "Principal Shareholders" has the meaning set forth in the recitals.

       "Quiktron" means Quiktron Incorporated, an Iowa corporation.

       "Quiktron Stock" has the meaning set forth in Section 3.2.

       "Response Period" has the meaning set forth in Section 3.2.

       "Returns" has the meaning set forth in Section 4.10.

       "Reviewed Financial Statements" has the meaning set forth in Section 4.4.

       "SEC" means the Securities and Exchange Commission.

       "SEC Documents" has the meaning set forth in Section 5.6.

       "Securities Act" means the Securities Act of 1933, as amended

       "Shareholders" has the meaning set forth in the recitals.

       "Stock Portion of the Merger Consideration" has the meaning set forth in
Section 2.2.

       "Subsidiary" means any entity of which securities or other ownership interests having ordinary voting power, either alone or through or together with any other Subsidiary, to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned by the Company.

       "Surviving Corporation" has the meaning set forth in Section 2.1.

       "Tax" or "Taxes" has the meaning set forth in Section 4.10.

       "Tax Claim Notice" has the meaning set forth in Section 8.2.

                                     ARTICLE II

                                    THE MERGER

       2.1 THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the Merger Laws, on and as of the date hereof, certificates of merger (the "CERTIFICATES OF MERGER") providing for the merger of the Company with and into MAC (the "MERGER") have been duly prepared and executed, and shall be filed by the parties with the Secretaries of State of the States of Ohio and Iowa, in such form as is required by, and executed in accordance with, the relevant provisions of the General Corporation Law of the State of Ohio (Chapter 1701 of the Ohio Revised Code) and the Iowa Business Corporation Act (Section 490.101 et seq.) (together, the "MERGER LAWS") and the parties hereto have taken, and hereby agree to take, any other actions required by law to make the Merger effective. As a result of the Merger, the separate corporate existence of the Company shall cease and MAC, with all its purposes, objects, rights, privileges, powers and franchises, shall continue as the surviving corporation of the Merger (herein sometimes, the "SURVIVING CORPORATION"). Immediately after the filing of the Certificates of Merger, AmeriLink shall cause the Articles of Incorporation of MAC to be amended to change its name to "Midwest Computer Cable, Inc."

       The time the Merger becomes effective is referred to herein as the "EFFECTIVE TIME" and the date on which the Effective Time occurs is referred to as the "CLOSING DATE." Prior to the filing of the Certificates of Merger, a closing has taken place at the offices of Squire, Sanders & Dempsey L.L.P., 41 South High Street, Columbus, Ohio 43215, at 10:00 A.M., local time, on February 2, 1999, at which the conditions set forth in Article X have been satisfied or waived (the "CLOSING").

       2.2 MERGER CONSIDERATION. In full consideration and exchange for the Merger, AmeriLink and/or MAC, as appropriate, has delivered the Merger Consideration (defined below) to the Shareholders and such Shareholders have tendered their Company Shares to MAC at the Closing. The aggregate consideration for the Merger (the "MERGER CONSIDERATION") is (a)(i) the sum of $4,400,000 (the "CASH PORTION OF THE MERGER CONSIDERATION") and (b) 500,000 AmeriLink Common Shares (the "STOCK PORTION OF THE MERGER CONSIDERATION").

       2.3 CLOSING. All transactions consummated at the Closing are deemed to have taken place simultaneously and are deemed to be effective as of the opening of business of the Company on the Closing Date. At the Closing:

              (a) AmeriLink and/or MAC, as appropriate, has delivered the Merger Consideration to the Shareholders. The Merger Consideration is allocated among each of the Shareholders in proportion to the number of Company Shares held by each of them as of the Closing Date.

              (b) Each Shareholder has delivered certificates for the Company Shares registered in the name of that Shareholder, in each case endorsed in blank or with executed blank stock powers attached. Each certificate so delivered does not bear any legend restricting the transferability of the Company Shares except as may be required under the United States federal securities laws and all transfer, documentary, stamp or other similar taxes or duties (including, without limitation, any real property transfer taxes imposed by any taxing authority) payable on or in respect of the transfer thereof shall have been paid by that Shareholder.

              (c) Each Shareholder and AmeriLink and MAC has delivered or caused to be delivered the agreements, opinions, certificates and other documents required by Sections 10.1 and 10.2, respectively.

       2.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the Merger Laws. As of the Effective Time, the Surviving Corporation shall be a wholly owned subsidiary of AmeriLink.

       2.5 ARTICLES OF INCORPORATION AND BYLAWS. The Articles of Incorporation of MAC immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, except as provided in

Section 2.6. The Code of Regulations of MAC immediately prior to the Effective Time shall be the Code of Regulations of the Surviving Corporation.

       2.6 NAME. As of the Effective Time, the name of the Surviving Corporation shall be changed to Midwest Computer Cable, Inc.

       2.7 DIRECTORS. The directors and officers of MAC immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation until their successors shall have been duly elected or appointed and shall have qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and Code of Regulations of the Surviving Corporation.

       2.8 CONVERSION. At the Effective Time, by virtue of the Merger and without any action on the part of AmeriLink, MAC, the Company or the holder of any of the following securities:

              (a) Each Company Share shall be converted into the right to receive an allocable share of the Merger Consideration as described in
       Section 2.3(a).

              (b) Each Company Share which is held in the treasury of the Company shall be canceled and retired and cease to exist.

              (c) Each issued and outstanding share of the capital stock of MAC shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

       2.9 TAX CONSEQUENCES. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for the purposes of
Section 368 of the Code.


                                    ARTICLE III

                              ADDITIONAL CONSIDERATION

       3.1 EMPLOYMENT AGREEMENTS AND OPTION. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations, warranties, covenants and conditions herein contained, on the Closing Date:

              (a) MAC and each of Larry Kendall, Jeffrey Van Polen, Richard Pearson and Michael Maddison have executed, and AmeriLink has guaranteed, separate employment agreements dated as of the Closing Date (the "EMPLOYMENT AGREEMENTS").

              (b) AmeriLink has granted to the following individuals stock options for that number of shares of AmeriLink Common Stock ("Option Shares") set forth opposite each such individual's name:


              NAME                                   NUMBER OF OPTION SHARES
              ----                                   -----------------------
              Larry Kendall                                   25,000
              Jeffrey Van Polen                                5,000
              Richard Pearson                                  5,000
              Michael Maddison                                 5,000

       The exercise price for all Option Shares subject to the stock options granted hereunder is the Last Reported Sales Price prior to the date of the grant. All such stock options have been granted pursuant to the AmeriLink's 1994 Stock Incentive Plan, as amended, and shall expire ten years from the date of the grant. The stock options will not be "incentive stock options" pursuant to Section 422 of the Code. All such options will become exercisable as to 20% of the Option Shares upon completion of first full year of employment and will become exercisable as to an additional 20% of the Option Shares upon completion of each additional full year of employment thereafter. Each of the foregoing grants of stock options have been evidenced by a stock option award agreement dated as of the Closing Date containing provisions customarily set forth in similar agreements between the AmeriLink and employees of its subsidiaries (the "STOCK OPTION AGREEMENTS").

       3.2 RIGHT OF FIRST OFFER TO PURCHASE QUIKTRON. The Principal Shareholders hereby represent and warrant to AmeriLink that they are and, subject to the provisions below, shall continue to be, the sole owners of all of the capital stock and equity securities of Quiktron, now or hereafter issued or agreed to be issued (the "Quiktron Stock"), and agree as follows:

              (a) If, during the 10 year period following the Closing Date, the Principal Shareholders desire to enter into an arrangement with a third party for the Disposition (as defined below) of either (i) any or all of the Quiktron Stock or (ii) all or substantially all of the assets of Quiktron, then the Principal Shareholders shall notify AmeriLink of this fact in writing (the "NOTICE"), which Notice shall set forth the price or other consideration for which the notifying party would agree to a Disposition of the Quiktron Stock or the Quiktron assets, as the case may be. As used herein, the term "DISPOSITION" means the sale, pledge, encumbrance, or other transfer, or agreement to do any of the foregoing, directly or indirectly, of the Quiktron Stock or the assets of Quiktron.

              (b) If AmeriLink notifies the Principal Shareholders in writing (the "NOTICE RESPONSE") within 30 days of the date on which a copy of the Notice was received by AmeriLink (the "RESPONSE PERIOD") that AmeriLink desires to acquire the Quiktron Stock or the Quiktron assets, as the case may be, for the consideration set forth in the Notice, then, within 30 days after delivery of the Notice Response to the Principal Shareholders, or such other notifying party, AmeriLink shall provide such notifying party, with an agreement ("Acquisition Agreement") containing substantially the same terms and conditions as set forth in the Notice, including without limitation, consideration payable thereunder consistent with the consideration provided for in the Notice, and such other terms and conditions as are customary for the transaction identified in the Notice. Such notifying party and AmeriLink shall negotiate in good faith to execute the Acquisition Agreement within 30 days after such notifying party's receipt of the Acquisition Agreement from AmeriLink.

              (c) If a copy of the Notice is delivered to AmeriLink as provided in Section 3.2(b) and either (i) AmeriLink fails to deliver a Notice Response within the Response Period; or (ii) after delivery of a Notice Response, AmeriLink fails to deliver or execute an Acquisition Agreement within the time periods provided therefor in Section 3.2(b), the notifying party may, for a period of 180 days thereafter, enter into a contractual arrangement with any third party for the Disposition of Quiktron Stock or Quiktron assets set forth in the Notice for consideration equal to or greater than that set forth in the Notice, and upon the other material terms and conditions set forth in the Notice. If Principal Shareholders do not so enter into a contractual arrangement with a third party within said 180-day period, then the Principal Shareholders or such other notifying party must again comply with all of the provisions of this Section 3.2 before entering into any contractual arrangement with any third party for the Disposition of Quiktron Stock or Quiktron assets, and the failure of the Principal Shareholders or such other notifying party to do so will constitute a breach under this Agreement.


                                     ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

       The Company and the Principal Shareholders, jointly and severally, represent and warrant to AmeriLink and MAC that:

       4.1 COMPANY CORPORATE EXISTENCE AND POWER; NO SUBSIDIARIES. The Company is a corporation duly organized, validly existing and in good standing under the laws of Iowa, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except in those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. SCHEDULE
4.1 lists each jurisdiction in which the Company is qualified to do business as a foreign corporation. The Company has heretofore delivered to AmeriLink true and complete copies of the Company's charter and bylaws and made available for AmeriLink's inspection the Company's minute books, which minute books contain a true and complete record of all meetings, and consents in lieu of a meeting, of the Company's board of directors (and any committee thereof) and of the Company's stockholders held or executed since the Company's incorporation, and such records accurately reflect all transactions referred to therein. The Company does not have any Subsidiaries or any equity interests in any corporation, partnership, limited liability company, joint venture arrangement or other business entity.

       4.2 NON-CONTRAVENTION. Except as set forth on SCHEDULE 4.2, the execution, delivery and performance by Shareholders of this Agreement and the consummation of the Merger do not and will not contravene or constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under any provision of applicable law or regulation or of the charter, bylaws or operating agreement of the Company or of any agreement, judgment, injunction, order, decree, administrative interpretation, award or other instrument binding upon the Company or result in the creation or imposition of any Lien on any asset of the Company.

       4.3 CAPITALIZATION. The authorized capital stock of the Company, including, if applicable, each class thereof, and the number of shares thereof issued and outstanding, whether or not fully paid for and non-assessable, and, if applicable, any such shares authorized and reserved for issuance for any particular purpose, is as set forth on SCHEDULE 4.3.
All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable, except as set forth in this Section and on SCHEDULE 4.3, there are outstanding (a) no shares of capital stock or other voting securities of the Company or capital appreciation rights, stock options, warrants, stock appreciation rights or other phantom equity interests based on the value of the Company's capital stock or other voting securities, (b) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (c) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company; and (d) no obligations of the Company to repurchase, redeem or otherwise acquire any of the foregoing.

       4.4    FINANCIAL STATEMENTS. The Company has delivered to AmeriLink
(a) its reviewed balance sheets for the fiscal years ended June 30, 1996 and June 30, 1997, together with the related statements of income, cash flows and changes in stockholders' equity for the years ended on such dates, together, in each case, with all related notes and schedules thereto, accompanied by the review reports thereon of the Company's Accountants (collectively, the "REVIEWED FINANCIAL STATEMENTS") and (b) the audited balance sheet of the Company dated December 31, 1998, and the related audited statements of income, cash flows and changes in stockholders' equity of the Company for the twelve month period ended December 31, 1998, in each case, with all related notes and schedules thereto, accompanied by the audit report thereon of the Company's Accountants (collectively referred to herein as the "AUDITED FINANCIAL STATEMENTS" and together with the Reviewed Financial Statements, the "COMPANY FINANCIAL STATEMENTS"). The Reviewed Financial Statements were reviewed by the Company Accountants in accordance with standards established by the American Institute of Certified Public Accountants ("AICPA") and the review report with respect thereto stated that the Company Accountants were not aware of any material modifications that should have been made to the respective accompanying financial statements and information further to be in conformity with GAAP, other than lack of year-end adjustments and footnote disclosures. The Audited Financial Statements, including any footnotes thereto, have been prepared in accordance with GAAP consistently applied, and in all material respects fairly present the financial position, results of operations, cash flows and changes in stockholders' equity of the Company as of December 31, 1998 and for the twelve-month period then ended. The assets and liabilities and items of income and expense on the Audited Financial Statements are bona fide and were not acquired, earned or incurred pursuant to any contract or other arrangement which was entered into, amended or terminated in anticipation of any of the transactions contemplated by this Agreement.

       The books and records of the Company are in all material respects complete and correct, have been maintained in accordance with good business practices, and accurately reflect the basis for the financial condition of the Company as set forth in the aforementioned Company Financial Statements.

       4.5    ABSENCE OF CERTAIN CHANGES.  Except as set forth in the
SCHEDULE 4.5, since December 31, 1998, the Company has conducted its business in the ordinary course and there has not been:

              (a) any event or any change in the business or condition (financial or otherwise) of the Company that has had or may have, individually or in the aggregate, a Material Adverse Effect;

              (b) any amendment or alteration in any material term of articles of incorporation, by-laws or other charter documents of the Company;

              (c) any amendment or alteration in any material term of any outstanding security, option, warrant or phantom equity interest of the Company;

              (d) any (i) incurrence, assumption or guarantee by the Company of any debt for borrowed money other than in the ordinary course of business, (ii) issuance or sale of any securities of the Company convertible into or exchangeable for debt securities of the Company, or
       (iii) issuance or sale of options or other rights to acquire from the Company debt securities of the Company or any securities convertible into or exchangeable for any such debt securities;

              (e) any creation, assumption or incurrence by the Company of any Lien on any material asset, other than in the ordinary course of business;

              (f) any assumption, guarantee, endorsement or other action by the Company to become liable for the obligations of any Person except endorsements of negotiable instruments and chattel paper subject to recourse in the ordinary course of business;

              (g) any making of any loan, advance or capital contribution to or investment in any Person other than loans, advances or capital contributions or investments made in the ordinary course of business, any issue or sale of Company Shares, or redemption, repurchase or other acquisition of shares of capital stock or other equity interests in or other securities of the Company, or any dividend or other distribution with respect thereto;

              (h) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company which, individually or in the aggregate, has had or may have, individually or in the aggregate, a Material Adverse Effect;

              (i) any transaction or commitment made, or any contract or agreement entered into, by the Company relating to its assets or business (including the acquisition or disposition of any substantial assets) or any relinquishment by the Company of any contract or other right, in either case, material to the Company, other than transactions and commitments in the ordinary course of business or contemplated by this Agreement;

              (j) any grant of any severance or termination pay to any officer, consultant or employee of the Company, any entering into of any employment or consulting agreement with any officer, consultant or employee of the Company or any increase in compensation or benefits payable under any existing severance or termination pay policies or employment agreements other than grants, agreements, merit increases or cost-of-living increases in the ordinary course of business consistent with past practice; or

              (k) any agreement or arrangement made by the Company to take any action which if taken prior to the date hereof would have made any representation or warranty in this section untrue or incorrect.

              (l) any transaction or commitment made, or any contract or agreement entered into, by the Company with any director, officer, employee or shareholder (or with any relative, beneficiary, spouse or affiliate thereof).

              (m) any tax election made by the Company or any settlement or compromise of any material federal, state, local or foreign income tax liability of the Company.

              (n) any payment, discharge or satisfaction of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) of or against the Company, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Company Financial Statements or subsequently incurred in the ordinary course of business and consistent with past practice.

       4.6    PROPERTIES; ASSETS.

              (a)    SCHEDULE 4.6 contains a list of:

              (i) all personal property, machinery and equipment of the Company as of December 31, 1998 with a value of over $1,000;

              (ii)   all inventory of the Company as of December 31, 1998; and

              (iii) all real property leased by the Company (together with a street address of the leased premises). The Company owns no real property or interests in real property except its leasehold interests listed in SCHEDULE 4.6.

              (b) The Company has, or prior to the Closing will have, good title or valid and subsisting leasehold interests in, all properties and assets listed in SCHEDULE 4.6. None of such properties or assets is subject to any Liens except:

              (i)    Liens disclosed in SCHEDULE 4.6;

              (ii) Liens for taxes not yet due or being contested in good faith (and for which adequate reserves have been established on the Interim Financial Statements); or

              (iii) Liens which do not materially detract from the value of such property or assets as now used or materially interfere with any present or intended use of such property or assets.

              (c) There is no violation of any law regulation or ordinance (including without limitation laws, regulations or ordinances relating to zoning, environmental, city planning or similar matters) relating to the properties and assets of the Company except for such violations as would not in the aggregate have, individually or in the aggregate, a Material Adverse Effect.

              (d) There are no pending or, to the knowledge of any Principal Shareholder after due inquiry threatened, condemnation proceedings, lawsuits, or administrative actions relating to the property or other matters affecting materially and adversely the current use, occupancy, or value thereof.

              (e) The buildings, machinery (including but not limited to motor vehicles), equipment, and other tangible assets that the Company owns and leases and which are used in its business as presently conducted are free from patent (and to the knowledge of Principal Shareholders, latent) material defects, have been consistently maintained in accordance with normal industry practice , and are in good operating condition and repair (subject to normal wear and tear) and, during the twelve-month period ended
       December 31, 1998, the Company has not deferred any maintenance of the foregoing items or the accrual of any expenses associated with such maintenance.

              (f) SCHEDULE 4.6 sets forth the address of the principal executive office of the Company and the location of all property owned or leased by the Company and the functions thereof, as well as the locations of all inventory of the Company.

              (g) All inventory of the Company identified on SCHEDULE 4.6 or subsequently acquired was acquired, and has been maintained, in the ordinary course of the Business, and consists substantially of a quality, quantity and condition usable and saleable in the ordinary course of the Business, without write-down or write-off, as would be required by GAAP. None of the inventory in the possession of the Company is held on consignment, and none of the inventory of the Company is consigned to third parties. The Company is not under any liability or obligation with respect to the return of inventory in the possession of any third parties. In the 24 month period prior to the Closing Date, the Company has not accumulated or maintained inventory in excess of that reasonably necessary to meet current commitments to its customer demands and has consistently replenished inventory on an as-needed basis, but not in excess of amounts sufficient to meet reasonably foreseeable customer demands.

       4.7 NO UNDISCLOSED MATERIAL LIABILITIES. There are no liabilities of the Company of any kind whatsoever, whether accrued, contingent, absolute or conditional, and whether or not the amount thereof is determinable, that are, individually or in the aggregate, required to be disclosed in accordance with GAAP, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

              (a) liabilities disclosed or provided for in the Company Financial Statements;

              (b)    liabilities listed in SCHEDULE 4.7; and

              (c) liabilities incurred in the ordinary course of business since December 31, 1998.

       4.8    LITIGATION.

              (a) Except as set forth in SCHEDULE 4.8(A), there is no action, suit, investigation or proceeding pending against, or, to any Principal Shareholder's knowledge after due inquiry, threatened against or affecting, the Company or any of the Company's properties before any court or arbitrator or any governmental body, agency or official which, if determined or resolved adversely to the Company, may have, individually or in the aggregate, a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transfer of the Company Shares and there is no unsatisfied judgment, order, stipulation, injunction, decree or award to which the Company or any of its properties is subject.

              (b) Except as set forth on SCHEDULE 4.8(B), the Company has not received notice or information of any claim or allegation of personal death or material personal injury, property or economic damage, any claim for punitive or exemplary damages, any material claim for contribution or indemnification, or any claim for injunctive relief in connection with any product sold or distributed or any service provided by it.

              (c) Except as set forth on Schedule 4.8(c), the Company has not received notice or information of any warranty claim relating to the use of any inventory or other materials purchased from Quiktron in connection with any product sold or distributed or any service provided by the Company.

       4.9    BUSINESS ACTIVITIES.

              (a) Except as set forth in SCHEDULE 4.9, there is no agreement, judgment, injunction, order, decree or other instrument binding upon the Company which has or could reasonably be expected to have the effect of prohibiting any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company either before or after the Closing Date.

              (b) None of the Company's suppliers have canceled or otherwise terminated its relationship with the Company, or made any written or oral threat to cancel or terminate its relationship with the Company, for any reason, including the consummation of the transactions contemplated hereby.

              (c) The Company is not bound by any commitments for the performance of services or delivery of products in excess of its ability to provide such services or deliver such products during the time available to satisfy such commitments, and all outstanding commitments for the performance of services or delivery of products were made on a basis calculated to produce a profit under the circumstances prevailing when such commitments were made.

              (d) Except as set forth on SCHEDULE 4.9, now or at any time since December 31, 1998, the Company has not received notice of, nor has any Person asserted against it, any material product liability or warranty claim relating to the products or services offered or sold by the Company.

       4.10   TAX MATTERS.


              (a)    Except as disclosed on SCHEDULE 4.10:

                     (i) the Company (and any predecessor of the Company) has been a validly electing S corporation within the meaning of sections 1361 and 1362 of the Code at all times since July 1, 1998 and the Company will be an S corporation up to and including the Closing Date;

                     (ii) the Company has never been liable for any tax under section 1371, 1374 or 1375 of the Code;

                     (iii) all Returns for any Tax period ending on or prior to the Closing Date required to be filed by the Company on or prior to the Closing Date have been or will be filed when due in timely fashion and are complete and accurate in all material respects, except where the failure to file such Returns or any incompleteness or inaccuracy therein has not had, and could not have, individually or in the aggregate, a Material Adverse Effect;

                     (iv) all Taxes with respect to the Company or its Business and any Subsidiary that are due (or claimed to be due) on or before the Closing Date by any Taxing jurisdiction have been paid in full on a timely basis or an adequate reserve has been set up for the amount of such Taxes and is reflected in the Audited Financial Statements; with respect to any transactions occurring on or before the Closing Date, all Taxes required to be collected from others or deducted or withheld from any amounts paid to employees or others have been duly collected or withheld, and timely paid over to the appropriate Taxing jurisdiction; all sales Tax exemption certificates for sales where Tax was not charged have been properly completed and filed with respect to all sales occurring on or before the Closing Date; except in all cases for those Taxes that are being contested in good faith (and for which an adequate reserve has been set up on the Audited Financial Statements);

                     (v) no material deficiencies for Taxes relating to the income, properties, operations, or businesses of the Company have been claimed, proposed, or assessed by any governmental authority prior to the Closing; there is no pending or (to the knowledge of any Principal Shareholder after due inquiry or the Company and its counsel and tax advisers) threatened action, suit, proceeding, investigation, audit, or claim for or relating to any liability in respect of such Taxes, and there are no matters under discussion with any governmental authorities with respect to Taxes that could result in a material additional amount of such Taxes; audits of federal, state, and local Returns for such Taxes have been completed by the relevant governmental authorities for each period set forth in SCHEDULE 4.10; and, except as set forth in SCHEDULE 4.10, the Company has not been notified that (i) any governmental authority intends to audit any Return for any other period, or (ii) any governmental authority in a jurisdiction where it does not file returns claims or intend to claim that the Company is or may be subject to Tax in or by that jurisdiction;

                     (vi) the Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

                     (vii) Neither the Company nor any Subsidiary (A) has been a party to any Tax allocation or sharing agreement, (B) has been a member of an affiliated group (other than an affiliated group of which the Company is the parent) filing a consolidated federal income tax Return, nor taken any other action that could result in tax liability for Taxes of an affiliated group under Treas. Reg.
                              Section 1.1502-6 (or any similar provision of state, local, or foreign law), including as a transferee or successor, by contract, or otherwise, or (C) is currently the beneficiary of any extensions of time within which to file any Return;

                     (viii) The earliest taxable period of the Company (and each Subsidiary) for which the statute of limitations is still open is the fiscal year ended June 30, 1995. Schedule 4.10 lists all federal, state, local, and foreign income tax Returns filed with respect to the Company and any Subsidiary for all taxable periods for which the statute of limitations is still open, and indicates those income tax Returns that have been audited and those that are currently the subject of an audit. The Company and each Subsidiary has delivered to AmeriLink correct and complete copies of all state, federal, and foreign income tax Returns with respect to all taxable periods for which the statute of limitations is still open, and copies of all examination reports and statements of deficiencies that have been assessed against or agreed to by the Company or any Subsidiary and that may have any material effect on the tax liability of the Company or any Subsidiary for any present or future taxable period or for any past taxable period for which the statute of limitations is still open;

                     (ix) All material Tax elections that have been made by the Company and each Subsidiary are shown on
                              Schedule 4.10.  Neither the Company nor any
                              Subsidiary has any net operating losses or other Tax attributes that are subject to limitation under Code Sections 382, 383, or 384, or the federal consolidated return regulations;

                     (x) Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code
                              Section 897(c)(1)(A)(ii);

                     (xi) Neither the Company nor any Subsidiary (A) has agreed or consented at any time under
                              Section 341(f) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of any assets, (B) has agreed, or is required, to make any adjustment under
                              Section 481(a) of the Code by reason of a change in accounting method or otherwise, (C) has made an election, or is required, to treat any asset as owned by another person pursuant to the provisions of Section 168(f) of the Code or as Tax-exempt bond financed property or Tax-exempt use property within the meaning of section 168 of the Code,
                              (D) has made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision, or
                              (E) owns any material assets that directly or indirectly secure debt the interest on which is Tax-exempt under section 103(a) of the Code;

                     (xii) The transaction contemplated herein, either by itself or in conjunction with any other transaction that either the Company or any Subsidiary may have entered into or agreed to, will not give rise to any federal income tax liability under section 355(e) of the Code for which the Company or any Subsidiary may in any way be held liable;

                     (xiii) Neither the Company nor any Subsidiary is a party to any "Gain Recognition Agreements" as such term is used in the Treasury Regulations promulgated under Section 367 of the Code;

                     (xiv) Neither the Company nor any Subsidiary has made or become obligated to make, nor will either the Company or any Subsidiary, as a result of any event connected with any transaction contemplated herein and/or any termination of employment related to such transaction, make or become obligated to make, any "excess parachute payment," as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof);

                     (xv) There are no liens for Taxes (other than for current Taxes that are not yet due and payable or are being contested in good faith) upon the assets of either the Company nor any Subsidiary;

                     (xvi) There are no joint ventures, partnerships, limited liability companies or other arrangements or contracts to which either the Company or any Subsidiary is a party that could be treated as a partnership for federal income Tax purposes;

                     (xvii) Neither the Company nor any Subsidiary has or has had a "permanent establishment" in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country or has otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country;

                     (xviii) The aggregate unpaid Taxes of the Company and all Subsidiaries (A) did not, as of the most recent fiscal month end prior to the date hereof, exceed the reserve for Tax liability (not including any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet of the Audited Financial Statements that have been made available to AmeriLink and (B) will not, as of the Closing Date, exceed such reserve; and

                     (xix) The Company has taken no action (including but not limited to any distribution or disposition prior to the Closing of assets of the Company constituting 10 percent or more of the value of the Company's net assets or 30 percent or more of the value of the Company's gross assets prior to such distribution or disposition) that would adversely affect the status of the transaction contemplated by this Agreement from constituting a "reorganization" within the meaning of Section 368(a) of the Code.

              (b) "TAX" or "TAXES" means any federal, state, local or foreign income, gross receipts, gross income, profits, franchise, transfer, sales, use, payroll, occupation, property (real or personal), excise, alternative, minimum, estimated, environmental and similar taxes, assessments, and governmental charges (including interest, penalties or additions to such taxes). "RETURNS" means all returns, reports, estimates, information returns and statements of any nature with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.

              (c) (i) The only material audit adjustments for the Company's Taxable years ended June 30, 1995 and June 30, 1996 described on SCHEDULE
       4.10 attached hereto related to failure of the Company to use the accrual method of accounting for the reporting of income on such Returns, (ii) all Taxes relating to such audit adjustments have been paid in full and
       (iii) all income of the Company for all Taxable periods subsequent to the audit years ended June 30, 1996 has been recorded and calculated on the Company's Returns using the accrual method of accounting as required by the Code.

       4.11   EMPLOYEE BENEFITS.


              (a) SCHEDULE 4.11 lists each Employee Benefit Plan that any Shareholder, any ERISA Affiliate or the Company maintains, participates in or contributes to for the benefit of employees or former employees of the Company.

                     (i) Each such Employee Benefit Plan (and each related trust, insurance contract or fund) at all times has been maintained and administered in compliance with its terms and has complied in form and in operation in all respects with the applicable requirements of all laws, regulations and rulings, including but not limited to ERISA and the Code.

                     (ii) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been timely paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                     (iii) The Company has delivered or caused to be delivered to AmeriLink true and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the IRS, the most recent five (5) Form 5500 Annual Reports, all related trust agreements, insurance contracts and other funding agreements which implement each such Employee Benefit Plan, and all information dated within the prior two years regarding any plan funding waiver requests, IRS letter rulings and requests therefor, requests for technical advice, or other outstanding issue involving such Employee Benefit Plan with the IRS, the Department of Labor, or the PBGC.

                     (iv) No Reportable Event, "prohibited transaction" (as such term is used in Section 406 of ERISA or
                              Section 4975 of the Code) or "accumulated funding deficiency" (as such term is used in Section 412 or Section 4971 of the Code) has heretofore occurred with respect to any Employee Benefit Plan which is an Employee Pension Benefit Plan that could give rise to liability to the Company.

                     (v) Except as disclosed on SCHEDULE 4.11, (i) none of Shareholders, any ERISA Affiliate, or the Company is providing or has an obligation to provide post-retirement medical or life benefits to any employees or former employees of the Company, exclusive of any obligations imposed by COBRA, and
                              (ii) there are no restrictions on the rights of Shareholders, any ERISA Affiliate or the Company to amend or terminate any post-retirement medical or life benefits without incurring any liability therefor and no communications have been made to participants with respect to guaranteeing any such benefits.

                     (vi) Except as disclosed on SCHEDULE 4.11 consummation of the transactions contemplated by this Agreement will not directly or indirectly result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any current or former employee of the Company under the terms of existing agreements and/or arrangements of the Company.

              (b) With respect to each Employee Benefit Plan that the Company or any ERISA Affiliate maintains or has maintained during the prior six
       (6) years or to which any of them contributes, or has been required to contribute during the prior six (6) years:


                     (i) No action, claim, suit, proceeding, hearing, governmental audit or investigation with respect to any such Employee Benefit Plan or their assets (other than routine claims for benefits) is pending or threatened.

                     (ii) The Company has not incurred any liability, and no event has occurred or is expected to occur which could give rise to liability to the Company, to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) with respect to any Multiemployer Plan or any Employee Benefit Plan which is an Employee Pension Benefit Plan.

       4.12   MATERIAL CONTRACTS.

              (a) SCHEDULE 4.12(a) lists each of the following contracts and agreements of the Company (collectively, the "MATERIAL CONTRACTS"):

                     (i) each instrument or arrangement creating a Lien on any real or personal property;

                     (ii) each indenture, trust agreement, credit agreement or other instrument relating to any issue of bonds, debentures, notes or other evidences of indebtedness;

                     (iii) each lease or other agreement relating to real or personal property or any interest therein that either does not terminate or is not terminable within six months from the date hereof;

                     (iv) each letter of credit, bank account or safe deposit box arrangement;

                     (v) each contract or agreement between the Company and any Affiliate; and

                     (vi) each contract or agreement that obligates the Company to perform, provide or purchase goods, supplies or services which have an individual value of more than $10,000 or that is not terminable upon thirty days or less written notice without penalty or premium.

              (b)    Except as disclosed in SCHEDULE 4.12(b), each Material
       Contract: (i) is valid and binding on the Company; and (ii) is in full force and effect.

              (c) The Company is not in breach of, or default under, any Material Contract. To the knowledge of the Company, no other party to any Material Contract is in breach thereof or default thereunder.

              (d) SCHEDULE 4.12(d) lists each contract and agreement between the Company and Quiktron and, except as disclosed in Schedule 4.12(d) each such contract is terminable by the Company, without penalty, within thirty days after the Company delivers notice of termination to Quiktron.

       4.13 LICENSES. No license, franchise, permit or other similar authorization held by the Company will be terminated or impaired as a result of the transactions contemplated by this Agreement, except such terminations or impairments as would not have, individually or in the aggregate, a Material Adverse Effect.

       4.14 INSURANCE. SCHEDULE 4.14 lists, and the Company has furnished to AmeriLink true and complete copies of, all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company (including without limitation workers compensation policies). There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds are current and the Company is otherwise in compliance in all material respects with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) are in full force and effect. The Principal Shareholders do not know of any threatened termination of or premium increase with respect to any of such policies or bonds.

       4.15 COMPLIANCE WITH LAWS. Except for tax laws and Environmental Laws (which are addressed in Sections 4.10 and 4.17, respectively) and except for violations which do not have and will not have, individually or in the aggregate, a Material Adverse Effect, the Company is not in violation of any applicable provisions of any laws, statutes, ordinances or regulations.

       4.16   PATENTS, TRADEMARKS, ETC.

              (a) SCHEDULE 4.16 lists all Intellectual Property which is owned and is used or held for use by the Company (the "INTELLECTUAL PROPERTY RIGHTS") and which is material to the Company or the Business specifying as to each as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (iv) material licenses, sublicenses and other agreements as to which the Company or any of its Affiliates is a party and pursuant to which any Person is authorized to use such Intellectual Property Right including the identity of all parties thereto, a description of the nature and subject matter thereof, the royalty provided and the term thereof. Except as set forth in SCHEDULE 4.16, the Company is the sole and exclusive owner of, with all right, title and interest in and to, free and clear of any Lien, the Intellectual Property Rights described therein and has sole and exclusive right (without being contractually obligated to pay in the future compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which they are being used. The Intellectual Property Rights constitute all of the Intellectual Property used by the Company in the conduct of the Business and there are no other items of Intellectual Property that are material to the Company or the Business.

              (b) Except as set forth in SCHEDULE 4.16, the Company has no writings for which a claim for copyright has been recorded or is pending.

              (c) Except as set forth in SCHEDULE 4.16, the Company (i) has not been sued or charged in writing with or been a defendant in any claim, suit, action or proceeding relating to the Company not finally terminated prior to the date hereof involving a claim of infringement of any patents, trademarks, service marks or copyrights, (ii) has no knowledge of any such charge or claim, or (iii) has no knowledge of any infringement since such date by any other person on any of the Intellectual Property Rights. No Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or restricting the licensing thereof by the Company to any Person. The Company has not entered into any agreement to indemnify any other person against any charge of infringement of any patent, trademark, service mark or copyright.

              (d) The consummation of the transactions contemplated by this Agreement will not contravene or constitute a default under, require the consent of any person pursuant to or otherwise result in the termination or impairment of (or permit any Person to terminate or otherwise impair) any Intellectual Property Right.

       4.17   ENVIRONMENTAL MATTERS.

              (a) Except as set forth in SCHEDULE 4.17(a), to the Principal Shareholders' knowledge, the Company has been since its incorporation in compliance with all applicable federal, state and local laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws, standards and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances hazardous substances, or conditions, petroleum and petroleum products ("MATERIALS OF ENVIRONMENTAL CONCERN"), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (collectively, "ENVIRONMENTAL LAWS"), which compliance includes, but is not limited to, the possession by the Company of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Except as set forth in SCHEDULE 4.17(a), the Company has not received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company is not in such full compliance, and, to any Principal Shareholder's knowledge after due inquiry, there are no circumstances that may prevent or interfere with such full compliance in the future. All permits and other governmental authorizations currently held by the Company pursuant to the Environmental Laws are identified in
       SCHEDULE 4.17(a).

              (b) Except as set forth in SCHEDULE 4.17(b), there is no claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment by the Company, of any Material of Environmental Concern at any location owned, leased or operated by the Company or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law (collectively, "ENVIRONMENTAL CLAIMS"), pending or threatened against the Company or, to any Principal Shareholder's knowledge after due inquiry, against any person or entity whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law.

              (c) Except as set forth in SCHEDULE 4.17(c), to the Principal Shareholder's knowledge there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claim against the Company or, to any Principal Shareholder's knowledge after due inquiry, against any person or entity whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law.

              (d) Without in any way limiting the generality of the foregoing, (i) all on-site and off-site locations where the Company has released, disposed or arranged for the disposal of Materials of Environmental Concern are identified in SCHEDULE 4.17(d), (ii) all underground storage tanks, and the capacity and contents of such tanks, owned, leased or controlled by the Company are identified in SCHEDULE 4.17(d), (iii) except as set forth in SCHEDULE 4.17(d), the Company has not installed asbestos containing materials in any building, premises or space leased or occupied by the Company, and (iv) except as set forth in SCHEDULE 4.17(d), no polychlorinated biphenyls (PCB's) or PCB-containing items are used or stored by the Company at any property leased or occupied by the Company.

       4.18   EMPLOYMENT AND LABOR MATTERS.

              (a) SCHEDULE 4.18(a) sets forth the names, current annual rates of salary, bonus, profit-sharing, incentive compensation, employee benefits, accrued vacation time and sick pay, and other compensation of all present officers, directors, employees, agents and independent contractors of the Company. SCHEDULE 4.18(a) also sets forth all loans and advances (other than routine travel advances to be repaid or formally accounted for within thirty days and reflected on the books of the Company) made by the Company since December 31, 1998.

              (b) The Company is not a party to any collective bargaining agreement and there is no election or proceeding pending to recognize a union for any employees of the Company, in each case as of the date hereof. There are no unfair labor practice or other administrative or court proceedings pending, or to the knowledge of the Principal Shareholders, threatened between the Company and its employees and there has not occurred within the past two years any material work stoppage or strike or any significant labor troubles at any facility of the Company.

              (c) The Company has paid in full to all its employees or adequately accrued for, in accordance with GAAP, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and no present or former employee of the Company has a pending claim against the Company (whether under federal or state law) under any employment agreement, or otherwise, on account of or for (i) overtime pay, other than overtime pay for the current payroll period,
       (ii) wages or salary for any period other than the current payroll period, (iii) vacation or time off (or pay in lieu thereof), other than that earned in respect of the previous twelve months, or (iv) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work.

               (d) Except as set forth in SCHEDULE 4.18(d), as of the date hereof, no person has a pending claim against the Company arising out of any material breach or violation of any law, statute, ordinance or regulation relating to discrimination in employment or employment practices or occupational safety and health standards (including without limitation the Occupational Safety and Health Act, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, or the Age Discrimination in Employment Act of 1967).

       4.19 BANKING INFORMATION. SCHEDULE 4.19 contains a list of all bank accounts and credit facilities and authorized signatories on bank accounts and credit facilities of the Company. No other persons other than as listed on the
SCHEDULE 4.19 are authorized to withdraw any funds on the bank account or to draw down on such credit facilities.

       4.20 ACCOUNTS RECEIVABLE. All of the accounts receivable of the Company reflected on the Company Financial Statements and all of the accounts receivable arising or existing since December 31, 1998 represent amounts receivable for goods actually delivered or services actually provided (or, in the case of non-trade accounts represent amounts receivable in respect of other bona fide business transactions), have arisen in the ordinary course of business, are not subject to any counterclaims or offsets and have been billed and are generally due within thirty days after such billing. All such receivables are fully collectible in the normal and ordinary course of business, except to the extent of a reserve in an amount not in excess of the reserve for doubtful accounts reflected on the Interim Financial Statements. SCHEDULE 4.20 sets forth (a) the total amount of accounts receivable of the Company outstanding as of December 31, 1998 and (b) the agings of such receivables based on the following schedule:
0-30 days, 31-60 days, 61-90 days and over 90 days, from the date of the invoice therefor. Since December 31, 1998, (a) there has been no significant increase or reduction in the accounts receivable and other receivables of the Company nor has there occurred any material change in the aging thereof and (b) there has been no payment made to the Company in respect of any account receivable prior to the date on which such receivable is due and payable.

       4.21 ACCOUNTING MATTERS. The Company has recognized on its books of account all revenues and income reflected in the Company Financial Statements as and when earned during the respective periods covered thereby under the percentage-of-completion method in accordance with ARB-45, "Long-Term Construction-Type Contracts" and AICPA Statement of Position 81-1, "Accounting for Performance of Construction -Type and Certain Production-Type Contracts" and, since December 31,1998, has continued to so recognize on its books all such revenues and income as and when earned in the same manner. The Company has recorded in its books of account, and the Company Financial Statements reflect, all losses expected to be realized on contracts in progress in the period in which such losses have become evident or known in accordance with the provisions of AICPA Statement of Position 81-1, and, since December 31,1998, has continued so to record all such losses in the respective periods in which they have become evident or known in the same manner.

       4.22 WARRANTIES. Except as disclosed in SCHEDULE 4.22, the Company has not given or made any express warranties to third parties with respect to any goods sold or services performed by the Company. None of the Company or Principal Shareholders have any knowledge of any state of facts or the occurrence of any event forming the basis of, or that may form the basis of, any present or potential claim against the Company for liability due to any express or implied warranty.

       4.23   CUSTOMERS, PRODUCT VENDORS AND SUPPLIERS.

              (a) SCHEDULE 4.23(a) contains a listing of: (i) the twenty largest customers (in dollar volume) of the Company; (ii) the twenty largest product vendors (in dollar volume) of the Company; and (iii) the twenty largest suppliers (in dollar volume) of the Company, in each case for the calendar year 1997.

              (b) SCHEDULE 4.23(b) contains a listing of: (i) the twenty largest customers (in dollar volume) of the Company; (ii) the twenty largest product vendors (in dollar volume) of the Company; and (iii) the twenty largest suppliers (in dollar volume) of the Company, in each case for the ten month period ended December 31, 1998. Except as described in
       SCHEDULE 4.23(b), the Principal Shareholders are not aware of any existing or anticipated changes in the policies or conditions, financial or otherwise, of such customers, product vendors or suppliers that will materially and adversely affect the business of the Company.

              (c) Except as disclosed on SCHEDULE 4.23(c), neither any such customer, product vendor or supplier of the Company listed in SCHEDULE 4.23(b) has reduced, canceled or otherwise terminated its relationship with the Company, or made any written or oral threat to reduce, cancel or terminate its relationship with the Company for any reason, including the consummation of the transactions contemplated hereby. To the knowledge of Principal Shareholders, neither any such customer, product vendor or supplier listed in SCHEDULE 4.23(b) intends to cancel or otherwise terminate its relationship with the Company or to materially decrease its services or supplies to the Company or its usage of the services or products of the Company, other than changes in such usage that occur in the ordinary course of business.

       4.24 YEAR 2000. Except as disclosed on SCHEDULE 4.24 hereto, all computer hardware and software used by the Company in the conduct of its business is capable of accurately processing, calculating, manipulating, storing and exchanging date/time data from, into and between the twentieth and twenty-first centuries, including, without limitation, the years 1999 and 2000 and any leap year calculations.

       4.25 DISCLOSURE. The Principal Shareholders and the Company have disclosed to AmeriLink any and all facts which could have, individually or in the aggregate, a Material Adverse Effect.

       Each Principal Shareholder represents and warrants to MAC and AmeriLink, solely as to such Principal Shareholder, as follows:

       4.26 SHAREHOLDERS' CAPACITY. The execution, delivery and performance by Principal Shareholder of this Agreement and the consummation by Principal Shareholder of the transactions contemplated hereby are within any Principal Shareholder's capacity and no approval or consent of any other person is required in connection therewith.

       4.27   SHAREHOLDERS' GOVERNMENTAL AUTHORIZATION, CONFLICTS.

              (a) The execution, delivery and performance by Principal Shareholder of this Agreement and the consummation of Merger require no action by or in respect of, or filing with, any governmental body, agency, official or authority except as has been accomplished or will be accomplished prior to the Closing Date.

              (b) No consent, approval, waiver or other action by any Person under any material contract, agreement, indenture, lease, instrument or other document to which the Company is a party or by which it is bound is required or necessary for the execution, delivery and performance of this Agreement by such Principal Shareholder or the consummation of the transactions contemplated hereby.

       4.28 NON-CONTRAVENTION. The execution, delivery and performance by such Principal Shareholder of this Agreement and the consummation of the Merger do not and will not contravene or constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Principal Shareholder or to a loss of any benefit to which Principal Shareholder is entitled under any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree, administrative interpretation, award or other instrument binding upon Principal Shareholder or result in the creation or imposition of any Lien on any asset of Principal Shareholder.

       4.29 BINDING EFFECT. This Agreement constitutes a valid and binding agreement of such Principal Shareholder, enforceable in accordance with its terms except as limited by bankruptcy, insolvency or other similar laws affecting the rights of creditors generally and the application of equitable principles.

       4.30 TITLE TO SHARES. Principal Shareholder is the record and beneficial owner of the Company Shares such Principal Shareholder has agreed to deliver hereunder and upon delivery of the certificates for the Company Shares by Principal Shareholder or a lost share certificate affidavit pursuant to this Agreement, MAC will acquire good, valid and marketable title to the Company Shares, free and clear of any Lien.

       4.31   ENTIRE BUSINESS.   Except as set forth in SCHEDULE 4.31, the
Company Shares constitute all of such Principal Shareholder's investment, direct or indirect, in the Business.

       4.32 CERTAIN INTERESTS. Except as set forth in SCHEDULE 4.32, neither Principal Shareholder nor any of that Principal Shareholder's relatives or Affiliates (other than the Company) (i) is a party to or has an interest in any material contracts or other arrangements relating to the Business of the Company to which the Company is a party or to which the Company or any assets used by the Company may be subject or (ii) has any interest in any material property, real or personal, tangible or intangible, including Intellectual Property Rights used in or pertaining to the Company except, in each case, for the normal rights of that Principal Shareholder as a holder of the Company Shares owned by that Principal Shareholder. SCHEDULE 4.32 sets forth a list or description of each material arrangement through which the Company acquires from, or provides to, that Principal Shareholder's relatives or Affiliates any goods, properties or services.

       4.33 FINDERS' FEES. Neither the Company nor any Principal Shareholder has employed any investment banker, broker, finder or other intermediary who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

       4.34 ABSENCE OF CERTAIN CHANGES. Principal Shareholder has not issued or sold any securities convertible or exchangeable for other securities of the Company or issued or sold any options or other rights to acquire from Principal Shareholder debt securities of the Company or securities convertible into or exchangeable for any debt securities.

       4.35 INVESTMENT INTENT. Principal Shareholder is acquiring the shares of AmeriLink Common Stock it receives from AmeriLink hereunder for investment and not with a view to a sale or distribution thereof within the meaning of the Securities Act. Principal Shareholder has had an opportunity to ask questions of the principal officers and representatives of AmeriLink and to obtain any additional information necessary to permit an evaluation of the benefits and risks associated with the investment made hereby. Principal Shareholder has had sufficient experience in business, financial and investment matters to evaluate the merits and risks involved in the investment made hereby and is able to bear the economic risk of such investment for an indefinite period of time.


                                     ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF AMERILINK AND MAC

       AmeriLink and MAC each represents and warrants that:

       5.1 CORPORATE EXISTENCE AND POWER. It is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio, has all requisite corporate power and authority to conduct its business and own its properties as now conducted and owned, and is qualified to do business as a foreign corporation in each jurisdiction where the failure to be so qualified would, in the aggregate, have a material adverse effect on its business or financial condition. It has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by its board of directors and no other corporate proceedings are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by it and constitutes a valid and binding agreement, enforceable against it in accordance with its terms.

       5.2 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement by it nor the consummation of the transactions contemplated hereby will (i) conflict with or result in a breach of any provision of its Certificate of Incorporation or Bylaws, (ii) require any consent or approval of, or filing and expiration of a waiting period or a period for disapproval by, any governmental authority (except for filing of an additional listing notification with The Nasdaq Stock Market, Inc.),
(iii) result in a default (or an event that might, with the passage of time or the giving of notice or both, constitute a default) or give rise to any right to terminate, cancel or accelerate or to any loss of benefit under any of the terms, conditions, or provisions of any lease, indenture, mortgage, loan or credit agreement, or other agreement or instrument to which it is a party or by which it or any of its assets may be bound, other than as previously disclosed in writing to the Company, or (iv) violate any applicable law, rule or regulation to which AmeriLink or any of its assets are bound.

       5.3 LITIGATION. Except as disclosed in the SEC Documents (as defined below), there are no actions, suits, causes of action, claims, litigation, arbitration, administrative hearings or other form of proceedings or disputes pending or threatened against it of a type or nature which would be required to be disclosed by AmeriLink in any filing pursuant to Section 13 of the Exchange Act or the rules and regulations promulgated thereunder, in any court, at law or in equity, or before any arbitration board or any governmental department, commission, board, bureau, agency, or instrumentality which in the aggregate would have a material adverse effect on its business or financial condition; nor has it been, nor is it, subject to any orders, awards, fines, judgments, decrees, or injunctions the effect of which in the aggregate would have a material adverse effect on its business or financial condition.

       5.4 CHARTER DOCUMENTS. It has heretofore delivered to the Company (i) a copy of its articles of incorporation, as amended to date, certified by the appropriate governmental authority, and (ii) a copy of its code of regulations, as amended to date, as certified by its secretary or assistant secretary.

       5.5 BROKERS. Except for JPS Capital Corporation, no broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of or AmeriLink.

       5.6    SEC FILINGS.    AmeriLink has filed all required reports, forms
and other documents with the Securities and Exchange Commission (the "SEC DOCUMENTS"). As of their respective dates (giving effect to any amendment contained in a subsequently-filed SEC Document intended to supplement or replace information given at any such date), the SEC Documents complied in all material respects with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder applicable to such SEC Documents. The financial statements of AmeriLink included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Securities and Exchange Commission with respect thereto, have been prepared (other than the pro forma financial statements included therein) in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present the financial position of AmeriLink and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). The pro forma combined financial statements of the Company included in the SEC Documents, together with the related notes thereto, present fairly the information contained therein, have been prepared in accordance with the Securities and Exchange Commission's rules and guidelines with respect to pro forma financial statements and have been properly presented on the pro forma bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein. Except as set forth in the SEC Documents filed and publicly available prior to the date of this Agreement, and except for liabilities and obligations incurred in the ordinary course of business since the date of the most recent pro forma combined balance sheet included in the SEC Documents filed and publicly available prior to the date of this Agreement and liabilities and obligations which would not, individually or in the aggregate, have a material adverse effect on AmeriLink, neither AmeriLink nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of AmeriLink and its consolidated subsidiaries or in the notes thereto.

       5.7 CAPITALIZATION. AmeriLink's capitalization as of February 1, 1999 consisted of (i) 10,000,000 authorized AmeriLink Common Shares, of which 4,031,174 such shares (exclusive of any such shares delivered pursuant to this Agreement) are issued and outstanding, (ii) 500,000 authorized Class A Voting Preferred Shares, none of which are issued and outstanding, (iii) 500,000 authorized Class B Nonvoting Preferred Shares, none of which are issued and outstanding, and (iv) outstanding options and warrants to purchase an aggregate of 773,403 AmeriLink Common Shares (exclusive of any such options granted pursuant to the transactions contemplated by this Agreement). AmeriLink has no other authorized classes of capital stock.

       5.8 NO RIGHTS TO REGISTER STOCK. Except as described in the SEC Documents, AmeriLink has no obligation to register any shares of AmeriLink Common Stock under the Securities Act.

       5.9 AMERILINK COMMON STOCK. The AmeriLink Common Stock to be issued pursuant to this Agreement has been duly authorized by all necessary corporate action and, when issued and delivered by AmeriLink pursuant to this Agreement, will be validly issued, fully paid and non-assessable.

       5.10 MATERIAL ADVERSE CHANGE. There has been no material adverse change in the financial condition, properties, business or prospects of AmeriLink since the date of AmeriLink's most recent Form 10-Q filed with the SEC on November 11, 1998, except to the extent disclosed in AmeriLink's filings with the SEC prior to the date hereof.

                                     ARTICLE VI

                             COVENANTS OF SHAREHOLDERS

       Principal Shareholders covenant and agree that:

       6.1    COMPETITION.

              (a) Each Principal Shareholder agrees that, for a period of three years beginning on the Closing Date, such Principal Shareholder will not engage or participate in any capacity in any business other than that of the AmeriLink or one of its Affiliates which is substantially similar to any part of the business of the Company as of the Closing Date; provided that this Section shall not prohibit any Principal Shareholder from owning not more than 1% of the issued and outstanding stock of any corporation whose shares are publicly traded on a recognized national exchange or listed in the Nasdaq national market system. The foregoing restriction shall extend to each state in the United States.

              (b) Any breach of this Section 6.5 may cause irreparable injury to the Company or AmeriLink for which a remedy at law may be inadequate. Therefore, AmeriLink and the Company shall be entitled to temporary and permanent injunctive or other equitable relief in any court of competent jurisdiction without the necessity of proving actual damages, in addition to any other remedy, including money damages, available therefor pursuant to this Agreement, at law or in equity.

       6.2 BOOKS AND RECORDS. For purposes of this Section 6.4, the word "AmeriLink" shall include AmeriLink, its counsel, accountants, engineers, appraisers, employees, lenders, lenders' counsel and other representatives. After the Closing Date, each Principal Shareholder will give, or cause to be given, to AmeriLink, during normal business hours, such reasonable access to the personnel, properties, titles, contracts, books, records, files, documents and affairs of the Company and that Principal Shareholder, and copies of titles, contracts, books, records, files and documents as is necessary, in AmeriLink's reasonable judgment, to allow AmeriLink to obtain information in connection with the preparation of and any pending or post-closing claims, demands, appraisals, investigations, audits, suits, actions or administrative or other proceedings by or against AmeriLink or the Company. To satisfy legal obligations imposed on AmeriLink, AmeriLink shall have the right to remove original documents from the records of each Principal Shareholder relating to the Company, provided AmeriLink furnishes that Principal Shareholder with complete and accurate copies of such original documents. If original documents are not needed, AmeriLink shall have the right to copy at its own expense any records and to reimburse that Principal Shareholder for its costs in making any such copies for AmeriLink. Any inspection and copying of records by AmeriLink will be in such work areas as Principal Shareholder may designate.

       6.3    CONFIDENTIALITY.

              (a) Principal Shareholders will hold, and will cause the Company's employees, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by the recipient, (ii) in the public domain through no fault of any Shareholder or (iii) later lawfully acquired by such recipient or from sources other than any of the Shareholders, the Company or AmeriLink.

              (b) Principal Shareholders will hold, and will cause the Company's employees, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning AmeriLink and its subsidiaries, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by the recipient, (ii) in the public domain through no fault of any Shareholder or (iii) later lawfully acquired by a Shareholder from sources other than any of Shareholders or AmeriLink. If this Agreement is terminated, such confidence shall be maintained and Principal Shareholders will, and will cause the Company's employees, consultants, advisors, lenders and agents to, destroy or deliver to AmeriLink, upon request, all documents and other materials, and all copies thereof, obtained by Principal Shareholders or on behalf of Principal Shareholders from AmeriLink in connection with this Agreement that are subject to such confidence. If this Agreement is terminated, such confidence shall be maintained and Principal Shareholders will, and will cause officers, directors, employees, consultants, advisors, lenders and agents of Principal Shareholders and the Company to, destroy or deliver to AmeriLink, upon request, all documents and other materials, and all copies thereof, obtained by any Principal Shareholder or on such Principal Shareholder's behalf from AmeriLink in connection with this Agreement that are subject to such confidence.

                                    ARTICLE VII

                               COVENANTS OF AMERILINK

       AmeriLink covenants and agrees that:

       7.1 CONFIDENTIALITY. AmeriLink will hold, and will cause its officers, directors, employees, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company furnished to AmeriLink in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by AmeriLink, (ii) in the public domain through no fault of AmeriLink or
(iii) later lawfully acquired by AmeriLink from sources other than the Company or Shareholders; PROVIDED that AmeriLink may disclose such information to its officers, directors, agents, lenders and other investors in connection with the transactions contemplated by this Agreement so long as such persons are informed by AmeriLink of the confidential nature of such information and are directed by AmeriLink to treat such information confidentially. AmeriLink's obligations to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, such confidence shall be maintained and AmeriLink will, and will cause its officers, directors, employees, consultants, advisors, lenders and agents to, destroy or deliver to a Principal Shareholder, upon request, all documents and other materials, and all copies thereof, obtained by AmeriLink or on its behalf from that Principal Shareholder in connection with this Agreement that are subject to such confidence. The provisions of this Section 7.1 shall expire as of the Closing Date.

       7.2    BOOKS AND RECORDS.

              (a) For purposes of this Section 7.2(a), the word "Principal Shareholder" shall include a Principal Shareholder, its counsel, accountants, engineers, appraisers, employees and other representatives. After the Closing Date, AmeriLink will give, or cause to be given, to each Principal Shareholder, during normal business hours, such reasonable access to the personnel, properties, titles, contracts, books, records, files, documents and affairs of the Company and copies of titles, contracts, books, records, files and documents as is necessary, in that Principal Shareholder's reasonable judgment, to allow that Principal Shareholder to obtain information in connection with any pending or post-closing claims, demands, appraisals, investigations, other audits, suits, actions or administrative or other proceedings by or against that Principal Shareholder. After the Closing Date, AmeriLink will provide or cause to be provided to that Principal Shareholder all financial statements, exhibits and supporting schedules and access to books, records and files as required, as in the past, for closings of that Principal Shareholder's financial statements. To satisfy legal obligations imposed on a Principal Shareholder, that Principal

       Shareholder shall have the right to remove original documents from the records of AmeriLink relating to the Company, provided that Principal Shareholder furnishes AmeriLink with complete and accurate copies of such original documents. If original documents are not needed, that Principal Shareholder shall have the right to copy at its own expense any records and to reimburse AmeriLink for its costs in making any such copies for that Principal Shareholder. Any inspection and copying of records by that Principal Shareholder will be in such work areas as AmeriLink may designate. The covenants of this Section 7.2(a) shall survive any sale or other disposition by AmeriLink of the Company Shares and any disposition of the assets of the Company.

              (b) AmeriLink agrees that it shall preserve and keep the records of the Company delivered to it hereunder for a period of seven
       (7) years from the Closing Date.


                                    ARTICLE VIII

                      COVENANTS OF SHAREHOLDERS AND AMERILINK

       The parties hereto agree that:

       8.1 BEST EFFORTS. Subject to the terms and conditions of this Agreement each party will use its best efforts to take or cause to be taken all action and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

       8.2    CERTAIN FILINGS; TAX MATTERS.

              (a) The Principal Shareholders and AmeriLink shall cooperate with one another (i) in connection with the preparation of any press release or Exchange Act filing describing this Agreement or the transactions contemplated thereby, (ii) in determining whether any other action by or in respect of or filing with a governmental body, agency or official, or authority or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts in connection with the consummation of the transactions contemplated by this Agreement and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.


              (b) For tax purposes, the income of the Company shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date as between Principal Shareholders and AmeriLink by closing the books of the Company as of the end of the day before the Closing Date. The Principal Shareholders shall make the Election pursuant to Section 1362(e)(3) of the Code respecting the closing of the Company's final tax year as of the Closing Date. AmeriLink shall cooperate with Principal Shareholders and shall consent to such Election.

              (c)    (i)      The Principal Shareholders shall prepare and file
       the following Returns with respect to the Company: (A) all income tax Returns and franchise tax Returns for any taxable period ending on or before the Closing Date (including, without limitation, with respect to the Company's final Tax year as provided in subsection (b) above); and
       (B) all Returns required to be filed (taking into account extensions) prior to the Closing Date with respect to Taxes other than income Taxes and franchise Taxes. AmeriLink shall have the right to review and comment on all Tax Returns described in clause (A) and no such Returns shall be filed without the prior written consent of AmeriLink, which consent may be withheld or granted in its reasonable discretion. To the extent permitted by applicable law, the Principal Shareholders shall include any income, gain, loss, deduction or other tax items for such periods on their Returns in a manner consistent with the Schedule K-1's prepared by Principal Shareholders for such periods.

                     (ii) AmeriLink shall file, and shall cause the Surviving Corporation to file, all Returns with respect to the Surviving Corporation other than the Returns that Principal Shareholders are required to file pursuant to subparagraph (i) above of this Section 8.2(c).

                     (iii) Neither AmeriLink nor Principal Shareholders shall (nor shall AmeriLink cause or permit the Surviving Corporation to) amend, refile or otherwise modify (or grant an extension of any statute of limitations with respect to) any Return required to be filed by the other party pursuant to this Section 8.2(c) without the prior written consent of the other parties, which consent may be withheld in the sole discretion of such other parties.

                     (iv) Principal Shareholders shall pay the Taxes as shown on the Returns that Principal Shareholders are required to file pursuant to this Section 8.2(c). AmeriLink shall be liable for and shall pay all taxes due with respect to the Returns AmeriLink is required to file pursuant to this Section 8.2(c) except to the extent such Taxes exceed the amount reflected as an accrual for such tax on the Company Financial Statements (such excess being the responsibility of Sellers).

                     (v) AmeriLink and Principal Shareholders agree to report all transactions not in the ordinary course of business occurring on the Closing Date after the Closing on AmeriLink's consolidated income tax Return to the extent permitted by Reg.
              Section 1.1502-76(b)(1)(B).

                     (vi) AmeriLink and MAC shall not take any action on or after the Closing Date that would adversely affect the status of the transaction contemplated by this Agreement from constituting a "reorganization" within the meaning of Section 368(a) of the Code

              (d)  COOPERATION ON TAX MATTERS.

                     (i) Principal Shareholders and AmeriLink shall cooperate fully, and shall cause the Company and the Subsidiaries to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Returns pursuant to this Article
              VIII. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to such returns, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder reasonably relevant to such returns. Principal Shareholders shall, and AmeriLink shall cause the Surviving Corporation to, (A) retain all books and records with respect to tax matters pertinent to the Surviving Corporation relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by AmeriLink or Principal Shareholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority; and (B) give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if AmeriLink or the Principal Shareholders so request, Principal Shareholders or the Surviving Corporation, as the case may be, shall allow the other party to take possession of such books and records.

                    (ii) Promptly after receipt by AmeriLink of a written notice of any demand, claim or circumstance which, after the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action proceeding or investigation with respect to which indemnity may be sought hereunder with respect of any matter concerning Taxes, but not including receipt of a request for information ("ASSERTED TAX LIABILITY"), AmeriLink shall give written notice thereof to the Principal Shareholders (the "TAX CLAIM NOTICE").

                          (A) A Tax Claim Notice shall contain factual information (to the extent reasonable and available to AmeriLink) generally describing the Asserted Tax Liability in question and shall include copies of any notice or other document received from any taxing authority in respect of such Asserted Tax Liability. Failure by AmeriLink to give Principal Shareholders prompt notice of an Asserted Tax Liability shall not reduce or otherwise affect AmeriLink's right to seek indemnification hereunder; provided, however, that if such failure to give prompt notice results in a material detriment to any Principal Shareholder, then any amount which AmeriLink may otherwise be entitled to as indemnification hereunder from such Principal Shareholder with respect to such Asserted Tax Liability shall be reduced by the amount which is solely and directly attributable to such failure to give prompt notice to such Principal Shareholder.

                          (B) AmeriLink shall have the sole right to control
                     and make all decisions regarding the Surviving Corporation's and each Subsidiary's interests in any Tax audit or administrative or court proceeding relating to Taxes, including selection of counsel and selection of a forum for such contest, provided, however, that in the event such audit or proceeding relates to Taxes for which Principal Shareholders are responsible and/or have agreed to indemnify AmeriLink, (1) AmeriLink and Principal Shareholders shall cooperate in the conduct of any audit or proceeding relating to such period, (2) Principal Shareholders shall have the right to participate in such audit or proceeding at Principal Shareholders' expense, (3) AmeriLink shall not enter into any agreement with the relevant taxing authority pertaining to such Taxes without the written consent of Principal Shareholders, which consent shall not unreasonably be withheld, and (4) AmeriLink may, without the written consent of Principal Shareholders, enter into such an agreement provided that AmeriLink shall have agreed in writing to (I) accept responsibility and liability for the payment of such Taxes and any consequential Taxes resulting from such Taxes and (II) forego any indemnification under this Agreement with respect to such Taxes and any consequential Taxes resulting from such Taxes. In the event of any conflict between the provisions of this Section 8.2 and Section
                     11.4 (relating to third party claims), the provisions of this Section 8.2 shall control.

                  (iii) AmeriLink and Principal Shareholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or other person or entity as may be necessary to mitigate, reduce or eliminate any tax that could be imposed (including without limitation with respect to the transactions contemplated by this Agreement).

                  (iv) At AmeriLink's expense, AmeriLink shall, and shall cause the Surviving Corporation and Subsidiaries to furnish Tax information to Principal Shareholders for the period which includes the Closing Date in accordance with the Company's past custom and practice.

                  (v) Notwithstanding the foregoing, no Principal Shareholder shall enter into a settlement agreement with respect to or otherwise resolve any Asserted Tax Liability, or any Tax audit or administrative or court proceedings relating to the Returns required to be filed by such Principal Shareholder, in a manner which for periods after the Closing Date would have a material adverse effect on the tax position of the Surviving Corporation and its Subsidiaries after the Closing Date, unless such settlement or resolution would be reasonable in the case of a person that owned the Company and the Subsidiaries both before and after the Closing Date.

                  (vi) In the event that any governmental entity challenges the position of the Principal Shareholders that the transactions contemplated by this constitute a "reorganization" within the meaning of Section 368(a) of the Code, each of AmeriLink, MAC and the Company agree to cooperate with the Principal Shareholders at the Principal Shareholder's expense in defending such challenge and each of AmeriLink, MAC and the Company agree to the extent permitted by law and consistent with the provisions of this Agreement to take actions and maintain a position consistent with the Principal Shareholders' defense of such challenge.

              (e) REFUNDS AND TAX BENEFITS. Any federal, state, county or local tax refunds that are received by AmeriLink or the Surviving Corporation, and any amounts credited against tax to which AmeriLink or the Surviving Corporation become entitled, that relate to tax periods or portions thereof ending on or before the Closing Date shall be for the account of Principal Shareholders, and AmeriLink shall pay over to Principal Shareholders any such refund or the amount of such credit within fifteen (15) days after receipt or entitlement thereto, subject to offset by the amount of any Claims arising under Section 11.2 without regard to the limitation set forth in Section 11.2(d).

              (f) CERTAIN TAXES. All transfer, documentary, sales, use, stamp, registration or other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Principal Shareholders when due, and each Principal Shareholder shall, at its expense, file all necessary Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes and fees, and, if required by applicable law, AmeriLink shall, and shall cause its affiliates to, join in the execution of any such Returns and other documentation


       8.3 PUBLIC ANNOUNCEMENTS. Principal Shareholders may not issue any press release or make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of AmeriLink, such consent not to be unreasonably withheld. AmeriLink is authorized, to the extent required by applicable law or to facilitate the consummation of the transactions contemplated by this Agreement, to issue any such press release or make any such public disclosure after providing Principal Shareholders with notice prior to issuing any such press release or making any such public disclosure.

       8.4 AGREEMENT TO TAKE NECESSARY AND DESIRABLE ACTIONS. Principal Shareholders (prior to the Closing) and AmeriLink (after the Closing) agree, and agree to cause the Company (prior to the Closing) or the Surviving Corporation (after the Closing), to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.


                                     ARTICLE IX

                                     [Reserved]





                                     ARTICLE X

                                    THE CLOSING

       10.1 DELIVERIES TO AMERILINK. At the Closing, the Company and/or the Principal Shareholders, as appropriate, has delivered to AmeriLink the following items:

              (a) COMPANY SHARES. Stock certificates representing all of the Company Shares issued and outstanding as of the Closing Date, duly endorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank, with all taxes, direct or indirect, attributable to the transfer of such Company Shares paid or provided for.

              (b) REPRESENTATIONS AND WARRANTIES. A certificate signed by the Principal Shareholders and dated as of the Closing Date stating that each of the representations and warranties of the Principal Shareholders contained herein and in any certificate or other writing delivered by Principal Shareholders pursuant hereto or in connection herewith shall be true on and as of the Closing Date with the same effect as though made on and as of such date.

              (c) CHARTER DOCUMENTS. A copy of the Articles of Incorporation of the Company (certified by the Secretary of State of the State of Iowa) and by-laws of the Company (certified by the secretary of the Company) and the corporate minute books, stock books and corporate seal (if any) of the Company.

              (d) SECRETARY'S CERTIFICATE. A certificate, dated the Closing Date, of the secretary of the Company certifying (A) that complete and accurate copies of the resolutions of the board of directors and shareholders of the Company approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are attached thereto, (B) that such resolutions are in full force and effect and have not been amended or repealed and (C) the names and titles of the officers of the Company who have executed the documents, certificates and instruments delivered at the Closing and their signatures.

              (e) GOOD STANDING. A certificate of the Secretary of the State of Iowa dated within 15 days before the Closing Date certifying that the Company is a corporation in good standing under the laws of such state.

              (f) OPINION OF PRINCIPAL SHAREHOLDERS' COUNSEL. An opinion of Belin Lamson McCormick Zumbach Flynn dated the Closing Date.

              (g) INVESTMENT LETTERS. Executed investment letters of each Shareholder.

              (h) RESIGNATIONS. Resignation letters, effective as of the Closing Date, from each director and officer of the Company requested by AmeriLink at least two days' prior to the Closing Date in form and substance satisfactory to the AmeriLink.

              (i) EMPLOYMENT AGREEMENTS. The counterparts of employment agreements with MAC dated as of the date hereof executed by MAC and, respectively, Larry Kendall, Jeffrey Van Polen, Richard Pearson and Michael Maddison, and in each case bearing a guaranty executed by AmeriLink.

              (j) SHORT-FORM MERGER AGREEMENT. The counterparts of a short-form merger agreement dated as of the date hereof among and executed by each of MAC, AmeriLink, Larry Kendall, Jeffrey Van Polen, Richard Pearson and Michael Maddison.

              (k) SCHEDULED ITEMS. All items identified in the Schedules to this Agreement.

       10.2 DELIVERIES TO SHAREHOLDERS. At the Closing, AmeriLink and/or MAC, as appropriate, has delivered to the Shareholders the following items:

              (a) MERGER CONSIDERATION. The Cash Portion of the Merger Consideration shall be payable by wire transfer in immediately available funds to bank accounts in the United States of America designated in writing by the Shareholders not less than three days before the Closing Date. The Stock Portion of the Merger Consideration shall be delivered in the form of stock certificates evidencing ownership by the Shareholders of a total of 500,000 shares of AmeriLink Common Stock.

              (b) REPRESENTATIONS AND WARRANTIES. A certificate signed by an authorized representative of AmeriLink stating that each of the representations and warranties of AmeriLink contained in this Agreement and in any certificate or other writing delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true on and as of the Closing Date with the same effect as though made on and as of such date.

              (c) OPINION OF SPECIAL COUNSEL TO AMERILINK. An opinion of Squire, Sanders & Dempsey L.L.P., counsel to AmeriLink.

              (d) EMPLOYMENT AGREEMENTS. The counterparts of employment agreements with Larry Kendall, Jeffrey Van Polen, Richard Pearson and Michael Maddison executed by an authorized representative of MAC.

              (e) SHORT-FORM MERGER AGREEMENT. The counterparts of a short-form merger agreement with Larry Kendall, Jeffrey Van Polen, Richard Pearson and Michael Maddison executed by an authorized representative of each of MAC and AmeriLink.

              (f) STOCK OPTIONS. Stock option grants to Larry Kendall, Jeffrey Van Polen, Richard Pearson and Michael Maddison as described in Section 3.1.

              (g) SEC DOCUMENTS. Copies of AmeriLink's Report on Form10-K filed June 25, 1998, its Report on Form 10-Q filed August 10, 1998, its Report on Form 10-Q filed November 10, 1998, and its Proxy Statement to Shareholders dated July 7, 1998.



                                     ARTICLE XI

                        SURVIVAL AND REMEDY; INDEMNIFICATION

       11.1 SURVIVAL; REMEDY FOR BREACH. The representations and warranties of the Principal Shareholders contained in Sections 4.1 through 4.35 of Article IV or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing (even if the AmeriLink knew or had reason to know of any misrepresentation or breach of warranty at the time of the Closing) and continue in full force and effect for a period of two years thereafter. Notwithstanding the foregoing and without limiting any of the provisions of the previous sentence, the representations and warranties of the Principal Shareholders contained in Section 4.10, Section 4.17 shall survive until the expiration of all statutes of limitation applicable to the subject matter contained in those sections and the representations and warranties of the Principal Shareholders contained in Sections 4.26 through 4.35 shall survive without limitation. All covenants and other agreements included in this Agreement shall survive the Closing except as indicated therein.

       11.2   INDEMNIFICATION BY SHAREHOLDERS.

              (a) The Principal Shareholders hereby indemnify each AmeriLink Indemnitee (as hereinafter defined), jointly and severally, against and agrees to hold each AmeriLink Indemnitee harmless from any and all damage, loss, liability, penalty, assessment, settlement, judgment and expense (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses) (collectively, "CLAIMS") incurred or suffered by any such AmeriLink Indemnitee arising out of (i) the inaccuracy of any of the representations or breach of any of the warranties made by the Company and the Principal Shareholders in Section
       4.1 through 4.25 of Article IV, or in any certificate or other writing delivered pursuant to this Agreement or in connection herewith, or the breach of any covenant or agreement of any Principal Shareholder hereunder (even if the AmeriLink Indemnitees or any of them knew or had reason to know of any inaccuracy in any representation or breach of any warranty at the time of the Closing) and (ii) the events, circumstances, and conditions described in Schedule 4.8 and Schedule 4.17, respectively, if and to the extent that such Claims exceed the amounts reserved for such matters on the Company Financial Statements. The Principal Shareholders' obligation to provide indemnification pursuant to clause
       (i) of this Section 11.2(a) with respect to the representations and warranties set forth in Sections 4.1 through 4.25 above shall expire on the second anniversary of the Closing Date except to the extent that a legal action is commenced with respect to any Claim thereunder on or before such date, and except that the foregoing limitation shall not apply to the Principal Shareholders' obligation to indemnify with respect to Claims relating to the representations and warranties provided in Sections 4.10 and 4.17, above, as to which such obligation to indemnify shall continue without limitation.

              (b) The obligations of Principal Shareholders to indemnify each AmeriLink Indemnitee shall extend to (i) all Taxes with respect to transactions or periods ending on or prior to the Closing Date and (ii) all Taxes with respect to periods ending after the Closing Date to the extent attributable to the portion of any such period occurring on or prior to the Closing Date, provided that such obligations shall be limited to the extent the Taxes described in the foregoing clauses (i) and (ii) are in excess of the accruals or reserves for Tax liabilities as stated in the Audited Financial Statements. Such obligations shall be without regard to whether there was a breach of any representation or warranty under Section 4.10 with respect to such Tax or any disclosure that may have been made on Schedule 4.10 or otherwise. For purposes of applying this section to taxable periods that begin before and end after the Closing Date, the portion of such Taxes that are attributable to the period ending on or before the Closing Date (and for which Principal Shareholders are responsible) shall (A) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period and (B) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company and any Subsidiary.

              (c) Each Principal Shareholder hereby indemnifies and holds harmless each AmeriLink Indemnitee, severally but not jointly, from and against any Claims incurred by such AmeriLink Indemnitee in connection with the inaccuracy of any of the representations made by that Principal Shareholder in Sections 4.26 through 4.36 of Article IV.

              (d) Principal Shareholders shall have no liability for Claims with respect to matters described in Section 11.2(a) (other than matters described in Section 11.2(b) and (c)) until the total of all Claims with respect to such matters described in Sections 11.2 (a) (other than matters described in Section 11.2(b) and (c)) exceeds an aggregate threshold of $87,500 (at which point Principal Shareholders will jointly and severally be obligated to indemnify each AmeriLink Indemnitee from and against all such Claims relating back to the first dollar). Principal Shareholders will be liable with respect to the matters described in Sections 11.2(a) (other than matters described in Section 11.2(b) and (c)) only up to an amount equal to the aggregate of the Merger Consideration.

              (e) Notwithstanding the provisions of Section 11.2(d) and without limiting the provisions thereof, in the event of any inaccuracy in the representations and warranties contained in Article IV (whenever discovered) which, if correctly reflected in the Audited Financial Statements would cause the Company's 1998 EBITDA to be an amount less than $1,750,000, then the Principal Shareholders will jointly and severally be obligated to pay to AmeriLink (in addition to any amounts required to be paid to AmeriLink pursuant to Section 11.2(a) through (d)) an amount equal to the product of (i) the sum of $1,750,000 minus the corrected amount of the Company's 1998 EBITDA, multiplied by (ii) 5.144.

       11.3 INDEMNIFICATION BY AMERILINK. AmeriLink hereby indemnifies each Principal Shareholder against and agrees to hold each Principal Shareholder harmless from any and all Claims incurred or suffered by any such Principal Shareholder arising out of the inaccuracy of any of the representations or warranties made by AmeriLink in Article V, or in any certificate or other writing delivered pursuant hereto or in connection herewith, or the breach of any covenant or agreement of AmeriLink hereunder (even if the Principal Shareholders or any of them knew or had reason to know of any inaccuracy in any representation or breach of any warranty at the time of the Closing). AmeriLink's obligation to provide the indemnity pursuant to this Section 11.3 shall expire on the second anniversary of the Closing Date except to the extent that a legal action is commenced with respect to any Claim hereunder on or before such date.

       11.4   PROCEDURES.

              (a) For purposes of this Article XI, the term "AMERILINK INDEMNITEE" shall include AmeriLink and any of its Affiliates (including, without limitation, MAC) and, effective at the Closing, the Surviving Corporation. For purposes of this Section 11.4, the term "INDEMNIFYING PARTY" shall mean AmeriLink or Principal Shareholders, as appropriate, and "INDEMNIFIED PARTY" shall mean an AmeriLink Indemnitee or a Principal Shareholder, as appropriate.

              (b) Each Indemnified Party shall give prompt notice to the Indemnifying Party of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder and of any damage, loss, liability or expense which the Indemnified Party deems to be within the ambit of this Section 11.4, specifying with reasonable particularity the basis therefor and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request. The Indemnifying Party may, at its own expense, (i) participate in and, (ii) upon notice to the Indemnified Party, assume the defense of any such suit, action or proceeding; PROVIDED that (i) the Indemnifying Party's counsel is reasonably satisfactory to the Indemnified Party, (ii) the Indemnifying Party shall thereafter consult with the Indemnified Party upon the Indemnified Party's reasonable request for such consultation from time to time with respect to such suit, action or proceeding and (iii) the Indemnifying Party shall not, without the Indemnified Party's consent, agree to any settlement with respect to any Tax if the effect of such settlement would be an increase in the liability of the Indemnified Party with respect to any Tax for any period beginning after the Closing. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. Whether or not the Indemnifying Party chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

              (c)    No Indemnifying Party shall be liable under this Section
       11.4 for any settlement, effected without its consent or resulting from a proceeding in which such Indemnifying Party was not permitted an opportunity to participate, of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder. No investigation by any Indemnified Party at or prior to the Closing shall relieve any Indemnifying Party of any liability under this Article XI.

              (d) Any claim of any AmeriLink Indemnitee (other than AmeriLink) under this Section 11.4 may be made and enforced by AmeriLink on behalf of any such AmeriLink Indemnitee.


                                    ARTICLE XII

                                   MISCELLANEOUS

       12.1 NOTICES. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by telecopier or by registered or certified airmail, postage prepaid, addressed as follows:

       To AmeriLink:

              AmeriLink Corporation
              1900 E. Dublin-Granville Road
              Suite 100A
              Columbus, Ohio  43229

              Attention:  Larry Linhart
              Telecopy:  (614) 895-8942
       with copies to:

              Richard W. Rubenstein, Esq.
              Squire, Sanders & Dempsey L.L.P.
              1300 Huntington Center
              41 South High Street
              Columbus, Ohio  43215
              Telecopy:  (614) 365-2499

       To Principal Shareholders:

              Midwest Computer Cable, Inc.
              1901 NW 92nd Ct.
              Des Moines, Iowa  50325

              Attention:  Larry Kendall
              Telecopy:  (515) 223-9332


       with copies to:

              Steven E. Zumbach, Esq.
              Belin Lamson McCormick Zumbach Flynn
              666 Walnut Street
              2000 Financial Center
              Des Moines, Iowa  50309
              Telecopy:  (515) 244-7818

or such other addresses as shall be furnished by like notice by such party. Any such notice or communication given by mail shall be deemed to have been given four days after the date so mailed, and any such notice or communication given by telecopy shall be deemed to have been given when transmitted.

       12.2 EXPENSES. Except as otherwise provided herein, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, except that any such expenses incurred by or on behalf of the Company in connection with legal fees and expenses and the approximately $22,000 of accounting fees and expenses paid prior to the Closing Date shall be the responsibility of the Principal Shareholders.

       12.3 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns, PROVIDED, HOWEVER, that neither this Agreement nor any right hereunder may be assigned by any party without the consent of the other parties hereto.

       12.4 ENTIRE AGREEMENT; AMENDMENT. This Agreement, including the Schedules and Exhibits hereto, and the other instruments and agreements referred to herein embody the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements with respect thereto. This Agreement may be amended but only in a writing signed by AmeriLink and Principal Shareholders. Any provision hereof may be waived but only in a writing signed by AmeriLink if such waiver is sought to be enforced against AmeriLink and only in a writing signed by Principal Shareholders if such waiver is sought to be enforced against Principal Shareholders.

       12.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts as may be convenient or necessary, and it shall not be necessary that the signatures of all parties hereto or thereto be contained on any one counterpart hereof or thereof. Additionally, the parties hereto agree that for purposes of facilitating the execution of this Agreement, (a) the signature pages taken from the separate individually executed counterparts of this Agreement may be combined to form multiple fully executed counterparts and (b) a facsimile transmission shall be deemed to be an original signature for all purposes.
All executed counterparts of this Agreement shall be deemed to be originals, but all such counterparts taken together or collectively, as the case may be, shall constitute one and the same agreement.

       12.6 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement or the application thereof to any person or circumstance should be held by an administrative agency or court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of this Agreement and the application of such term, provision, covenant, or restriction to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law. Further, it is the intent of the parties that if any term, provision, covenant, or restriction of the Agreement should be held to be invalid, void, or unenforceable as applied to any person or circumstance, then such term, provision, covenant, or restriction shall be modified to the extent necessary in order to render the same enforceable, consistent with the expressed objectives of the parties hereto for entering into this Agreement.

       12.7 CAPTIONS. The captions herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

       12.8 GOVERNING LAW; VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio (without regard to conflict of law principles). The parties to this Agreement hereby irrevocably and unconditionally submit, for themselves and their property, to the exclusive jurisdiction of any Iowa court sitting in the County of Polk or any Federal court of the United States of America sitting in the Southern District of Iowa, and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment arising out of or relating to this Agreement, and each of the parties hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding or judgment shall be heard and determined in such Iowa court or, to the extent permitted by law, by removal or otherwise, in such Federal court, and if each of such Iowa court and such Federal court refuses to accept jurisdiction with respect thereto, such suit, action or proceeding may be brought in any other court with jurisdiction. The parties agree that no party to this Agreement may move to (i) transfer any such suit, action or proceeding from such Iowa court or Federal court to another jurisdiction; (ii) consolidate any such suit, action or proceeding brought in such Iowa court or Federal court with a suit, action or proceeding brought in such Iowa court or Federal court with a suit, action or proceeding in another jurisdiction; or (iii) dismiss any such suit, action or proceeding brought in such Iowa court or Federal court for the purpose of bringing the same in another jurisdiction. Each party agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

       Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any Iowa court sitting in the County of Polk or any Federal court sitting in the Southern District of Iowa. Each party hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and further waives the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party.

       Service of process relating to actions arising out of this Agreement may be served upon any party anywhere in the world.

       12.9 LIMITATION ON DAMAGES. The Principal Shareholders shall not be liable for damages to AmeriLink and MAC in excess of the value of the Merger Consideration. AmeriLink and MAC shall not be liable for damages to the Principal Shareholders in excess of the value of the Merger Consideration.

               [The Remainder of This Page Left Blank Intentionally]

       IN WITNESS WHEREOF, this Agreement (including the Schedules referenced below and attached hereto and forming a part hereof) has been executed on behalf of each of the parties hereto as of the day and year first above written.


/s/ Larry Kendall                         AMERILINK CORPORATION
--------------------------------
LARRY  KENDALL


/s/ Dayton Kendall                        By: /s/ Larry R, Linhart, President
--------------------------------              -------------------------------
DAYTON KENDALL                                Larry R. Linhart, President


/s/ Linda Kendall
--------------------------------
LINDA KENDALL                             MCC ACQUISITION CORP.


MIDWEST COMPUTER CABLE, INC               By: /s/ Larry R. Linhart, President
                                              -------------------------------
                                              Larry R. Linhart, President

By: /s/ Larry Kendall, President
--------------------------------
Larry Kendall, President

                                      -36